Dated the day of 2000

                                     Between

                            ELTRAX SYSTEMS SDN. BHD.

                                       And

                            ELTRAX INTERNATIONAL INC.

                                       And

                            VERSO TECHNOLOGIES, INC.

                                       And

                           IMPACT LEVEL (M) SDN. BHD.

                                       And

                             AREMISSOFT CORPORATION


         For the Purchaser                    For the Vendor

         Zaid Ibrahim & Co                  Lee Ong & Kandiah,
     Level 19, Menara Milenium,        Suite 2.07-2.10, 2nd Floor,
          Jalan Damanlela,                    Wisma Mirama,
      Pusat Bandar Damansara,               Jalan Wisma Putra,
        50490 Kuala Lumpur,                50460 Kuala Lumpur,
             Malaysia.                           Malaysia
     File Ref.: 2002382 LYN/CHS            Tel.: 603 2448336 /
         Tel.: 603 2579999                        603 2432395
         Doc. ID - 93341-5




================================================================================
                              ASSET SALE AGREEMENT
================================================================================

                                                                Execution copy

                                    CONTENTS


1.    Definitions And Interpretation                      2

   1.1   Definitions                                      2

   1.2   Interpretation                                   7

2.    Sale and Purchase of the Assets                     7

   2.1   Sale and purchase                                7

   2.2   Consideration                                    8

   2.3   Payment of  the Consideration                    8

   2.4   Title and risk                                   8

4.    Conditions Precedent                                9

5.    Obligations pending Completion                     10

6     Completion                                         11

   6.1   Place for Completion                            11

   6.2   Purchaser's Obligations at Completion           11

   6.3   Vendor's obligations at Completion              11

7.    COLLECTION OF RECEIVABLES AND AGREED LIABILITIES   13

8.    Apportionments                                     14

9.    Employees                                          15

   9.1   Vendor's obligations to Employees               15

   9.2   Purchaser's offer of employment                 15

   9.3   Transferring Employees                          16

   9.4   Purchaser's obligations for accruing entitlem   16

   9.5   Employment Provident Fund                       16

   9.6   Vendor's Indemnity concerning Employees         16

   9.8   General Co-ordination                           17

10    Vendor's Warranties /Indemnities                   17

11.      Claims and Liabilities                          19

12.      Title                                           22

13.      Stocks                                          23

14.      Guarantees                                      24

15.      General                                         25

   15.1    Notices                                       25

   15.2    Further Assurances                            26

   15.3    Entire Agreement                              26

   15.4    Variation                                     26

   15.5    Assignment                                    27

   15.6    Waivers                                       27

   15.7    No Merger                                     27

   15.8    Enforceability                                27

   15.9.   Governing Law                                 27

   15.10   Arbitration                                   28

   15.11   Costs                                         28

   15.12   Counterparts                                  28

16.      Taxation                                        28

17.      No Disclosure                                   28

   17.1    Confidentiality                               28

   17.2    Exceptions                                    28

   17.3    Public announcements                          29

   17.4    Survival                                      29

Schedule 1                                               32

   Assets                                                32

   Goodwill                                              33

   Agreed Liabilities                                    34

Schedule 2                                               35

   Computer Service Agreements                           35

   Equipment Sales and Software Licence Agreements       37

   Computer Software Licenses                            38

Schedule 3                                               39

   The Employees                                         39

Schedule 4                                               40

   The Vendor's Warranties                               40

Schedule 5                                               55

   Claims against Warranties                             55

Schedule 6                                               56

   Office lease                                          56

Schedule 7                                               57

   Receivables                                           57

                              ASSET SALE AGREEMENT

THIS AGREEMENT is made on                                                  2000


BETWEEN


1. ELTRAX SYSTEMS SDN. BHD. (Company No. : 290262-W), a company incorporated under the laws of Malaysia and having its registered office at Suite 19-9-1, Level 9, UOA Centre, 19, Jalan Ampang, 50450 Kuala Lumpur, Malaysia ("the Vendor");

AND

2. ELTRAX INTERNATIONAL INC., a corporation incorporated under the laws of the state of Pennsylvania, the United States of America, and having its principal place of business at Greenburg, Pennsylvania, the United States of America (Incorporation No.: 25-1369276) ("Eltrax International");

AND

3. VERSO TECHNOLOGIES, INC., a corporation incorporated under the laws of the state of Minnesota, the United States of America, and having its principal place of business at Atlanta, Georgia, the United States of America (Incorporation No.: 41-1484525) ("Verso");

AND

4. IMPACT LEVEL (M) SDN. BHD. (Company No: 519372-M), a company incorporated under the laws of Malaysia and having its registered address at Level 22, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia ("the Purchaser"); and

AND

5. AREMISSOFT CORPORATION, a Delaware corporation incorporated under the laws of the state of Delaware, the United States of America, and having its principal place of business at 216 Haddon Avenue, Suite 607, Westmont, New Jersey, 08108, the United States of America (Incorporation No.: 2902859) ("AremisSoft").

WHEREAS

A. The Vendor is a company incorporated under the Companies Act 1965 and engages in, inter alia, the business of providing services related to computer hardware and software ("Business").

B. The Vendor is a wholly-owned subsidiary of Eltrax Systems Pte. Ltd. (Company No.: 198101050C), a company incorporated in Singapore and having its principal place of business at 64, Tras Street, Sulcus House, Singapore and which is a subsidiary of Eltrax International.

C. The Purchaser is a company incorporated under the Companies Act 1965 and is a subsidiary of AremisSoft Hospitality (US) Inc..

D. Pursuant to the Head Agreement dated 28 September 2000 ("Head Agreement") entered into between AremisSoft and the Eltrax Guarantors (as defined hereafter), AremisSoft has agreed to purchase all Acquired Assets (as defined in the Head Agreement) and assume all Acquired Liabilities (as defined in the Head Agreement) for the consideration (as defined in the Head Agreement).

E. As part of the Head Agreement, the Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets (as defined herein) and assume the Agreed Liabilities (as defined herein) upon the terms and subject to the conditions as contained herein.

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions

     The following definitions apply unless the context requires otherwise:

          Accounting Date means 31 October 2000

          Acquired Business the businesses in which the Assets are utilized.

          Acquired  Business  Balance  Sheet The balance  sheet as of 31 October
               2000, included in the unaudited financial statements (limited to the balance sheet and income statement prepared in accordance with the generally accepted accounting principles in Malaysia) of the Acquired Business.

          Agreed Liabilities means the liabilities of the Vendor to be assumed by the Purchaser under this Agreement as set out in Schedule 1 which includes the following:-

               (i) those known liabilities accrued and reserved for in the Acquired Business Balance Sheet;

               (ii) those known liabilities that have arisen (or that arise) and have been incurred (or that are incurred) in the ordinary course of business between the date of the Acquired Business Balance Sheet and the Completion Date;

               (iii)those known  liabilities  with  respect to the  contracts or agreements assumed by the Purchaser hereunder, as identified in Schedule 1;

               (iv) those known liabilities which are in an amount less than the equivalent of USD10,000 individually and less than the equivalent of USD100,000 in the aggregate with respect to contracts or agreements assumed by the Purchaser hereunder.

               Approval means each authorisation,  approval,  consent,  licence, permit, permission, issued or granted by or with a Public Authority in respect of the Business and the Assets.

               Assets means the property,  assets and rights as reflected in the audited balance sheet of the Vendor as at the Accounting Date and adjusted until Completion and further adjusted to reflect the cancellation of any intercompany accounts all of which are more particularly set out in Schedule 1.

               Authorisation includes:

                    (a) any authorisation, approval, consent, licence, permit, franchise, permission, notification, filing, registration, lodgement, agreement, notarisation, certificate, authority, resolution, direction, declaration or exemption from by or with a Public Authority; and

                    (b) in relation to anything which will be prohibited or restricted in whole or part by law, the intervention or other acts of a Public Authority within a specified period after lodgement, any filing, registration or notification.

               Business has the same meaning as specified in Recital A.

               Business  Information   means  all   information,   know-how  and
                    techniques (whether or not confidential and in whatever form held) which in any way relates to:-

                    (a)  all or any part of the business assets;

                    (b) any products manufactured and/or sold and/or services rendered by the Business;

                    (c) any formulas, designs, specification, drawings, data, manuals or instructions;

                    (d) the operations, management, administration or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or planning information relating to litigation or legal advice); and

                    (e) the sale or marketing or any of the products manufactured and/or sold and/or services rendered by the Business, including but without limiting the generality of the foregoing words, customer names and lists, sales and marketing information including but not limited to targets, sales and market shares statistics, market surveys and reports on research.

               Completion  means  the  completion  of all  matters  provided  in
                    Clauses 6.2 and 6.3.1 on the Completion Date.

               Completion Date means that date (in  Malaysia)  falling  fourteen
                    (14) days after the satisfaction of all the conditions set out in Clause 4.1 or such other date as may be mutually agreed by the parties.

               Computer Services Agreement means all arrangements and agreements pursuant to which the Vendor, including any member of the Vendor's Group provides any service to the computer system to any third party without limitation to the agreements the particulars of which are set out in Schedule 2.

               Computer Software  Licences means the computer  software licences held by the Vendor as listed in Schedule 2 together with the benefit of all guarantees given to the Vendor in respect thereof or relating thereto.

               Consideration has the meaning as in Clause 2.2.

               Cut Off Date means the date falling 6 months after the date of this Agreement

               Eltrax  Guarantors  means  Eltrax  International  Inc,  and Verso
                    Technologies, Inc..

               Employees means those  employees as set out in Schedule 3 who are employed in the Business on the date of this Agreement in accordance with Clause 9 and who are still employed by the Vendor when the Purchaser's offer of employment is made under Clause 9.2.

               Employee's  Entitlements  has the same  meaning as  specified  in
                    Clause 9.1.

               Encumbrances means mortgages,  charges,  liens, pledges and other encumbrances.

               Equipment  Sales  and   Software   means  all  those   contracts,
                    engagements or orders entered into Licence Agreements on or by the Completion Date by or on behalf of the Vendor with its customers for the sale, loan, hire or goods, equipment or provision of services by the Vendor in connection with and in the ordinary course of business which at the Completion Date remains to be performed in whole or in part by the Vendor including, without limitation, the generality of the foregoing, those contracts which are set out in
                    Schedule 2.

               Goodwill means the goodwill of the Vendor in connection  with the
                    Business excluding the exclusive right for the Purchaser to represent itself as carrying on the business in succession to the Vendor under the name "Eltrax Hospitality", and/or "Eltrax" and all other trade names and styles of the Vendor including (but without limitation) the names "Eltrax Hospitality" and "Eltrax".

               Head Agreement has the meaning as defined in Recital D above.

               Information means other than Retained  Records,  all  stationery, promotional material brochures, sales publications, advertising material, terms of business and all other written or printed materials issued solely in connection with the Business and owned by the Vendor.

               Office Lease means all those office  leases as more  particularly set out in Schedule 6.

               Public Authorities includes:

                    (a) any government in any jurisdiction, whether federal, state, territorial or local;

                    (b) any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested;

                    (c)  any non-government regulatory authority; and

                    (d) any provider of public utility services, whether or not government owned or controlled.

               Receivables means accounts receivable, notes receivable and other obligations appearing as assets on the books of the Vendor and the Acquired Business Balance Sheet indicating moneys owned to the Vendor in connection with the goods and service supplied in the Business by or in respect of trade debtors including (but without limitation) those trade debtors set out in Schedule 7.

               Retained Records means records and other  documents of the Vendor relating to the Business required to be maintained by the Vendor by law.

               Stock all unsold  products  and  stock in trade,  raw  materials, components and work in progress of the Business as at Completion Date.

               Taxation all forms of  taxation  arising  from the  Business  and
                    Assets or attributable to the Vendor on or before the Completion Date including :

                    (i) any charges, taxes, duties, levies or penalties on income, profits, chargeable gains or development value in land or interest in land or any other property or documents or supplies or other transactions;

                    (ii) income  tax,   corporation   tax,  capital  gains  tax,
                         development tax, stamp duty, capital duty, customs and other import duties, national insurance contributions, general rates or other local rates and assessments;


                    (iii)any liability for sums  equivalent to any such charges, taxes, duties, levies or rates or for any related penalties, fines or interest incurred thereby; and

                    (iv) any tax, charges,  duty, fee,  deduction or withholding
                         (including,   but  not  limited  to,  any  interest  or
                         penalty),

                    which is assessed, levied, imposed or collected by any Public Authority including, without limitation, stamp duties payable under the Stamp Act, 1949.

               Transferring  Employees  those Employees of the Vendor who accept the Purchaser's offer of employment under Clause 10.2.

               Transferring  Employees' has the same meaning specified in Clause
                    10.3. Entitlement

               USD  means United States Dollar.

               Vendor's Group  means the  holding  company of the Vendor and all the subsidiaries of such holding company.

               Vendor's  Warranties  all  statements  of  fact  herein  and  the representations and warranties given by the Vendor and guaranteed by the Eltrax Guarantors set out in Schedule 4 in this Agreement.

1.2  Interpretation


     (a) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;

     (b)  words importing the singular include the plural and vice versa;

     (c)  words importing a gender include any gender;

     (d) an expression importing a natural person includes any corporation or other body corporate, partnership, association, Governmental Agency, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

     (e) a reference to a party to a document includes that party's successors and permitted assigns;

     (f) any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

     (g) a warranty, representation, covenant or agreement on the part of two or more persons binds them jointly and severally; and

     (h) reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and shall include all by-laws, instruments, orders rules and regulations made thereunder.

2.   SALE AND PURCHASE OF THE ASSETS

2.1  Sale and purchase

     (a) Subject to the terms of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Assets and the Purchaser shall take over the Agreed Liabilities at the Consideration and proceed with Completion.

     (b) The Assets shall be sold and transferred to the Purchaser free from all Encumbrances whatsoever.

2.2  Consideration

          The Consideration for the sale and purchase of the Assets, the Acquired Business and the Agreed Liabilities shall be the Ringgit Malaysia equivalent of United States Dollar Eighty Thousand (USD80,000) only.

     2.2.1 The Consideration payable for the sale by the Vendor of the Business and the Assets shall be the sum equal to the aggregate to the values of the Goodwill, the Fixture and Fittings, the Equipment Sales and Software Licence Agreement, the Office Lease, the Computer Systems and the Computer Service Agreements, the value of the Stocks as determined in Clause 13.


     2.2.2 The Consideration payable under this Agreement is payable in accordance with the Head Agreement and as such the Consideration payable to the Vendor shall be paid directly to the Eltrax Guarantors by AremisSoft under the terms of the Head Agreement.

2.3  Payment of the Consideration

     The Consideration under this Agreement shall be deemed paid and satisfied upon payment of the Consideration by AremisSoft to the Eltrax Guarantors in accordance with Clause 2.2.2 above and receipt by the Eltrax Guarantors of the same shall constitute good discharge of the Purchaser's obligations under this Clause 2.

2.4  Title and risk

     Title to and risk in the Assets will pass to the Purchaser on delivery (where the Assets are capable of delivery) or otherwise on Completion and the Vendor shall not be liable to the Purchaser in any way whatsoever for any loss or damage to the Assets howsoever occurring on or after Completion and after delivery of the Assets.

3.   EXCLUDED ASSETS AND LIABILITIES

     There shall be excluded from the sale and purchase of the Business and retained by the Vendor the following:-

     (i) all statutory books, statutory records and common seals of the Vendor and the Retained Records;

     (ii) any amount recoverable by the Vendor in respect of taxation paid or payable by the Vendor in connection with matters or events occurring on or before the Completion Date;

     (iii)the names "Eltrax Hospitality Group, Inc.", "Eltrax International, Inc." and all other variations and/or derivations of the name "Eltrax"; and

     (iv) all other liabilities of the Vendor in relation to the Business outstanding as at the Completion Date save for the Agreed Liabilities.

4.   CONDITIONS PRECEDENT

4.1 The sale and purchase of the Business and the Assets and completion thereof are conditional upon the following:-

     (a) (Vendor's resolution) A resolution being passed at a general meeting of the Vendor in form and substance satisfactory to the Purchaser approving the sale of the Business and the Assets as contemplated herein;

     (b) (Purchaser's resolution) A resolution being passed at a general meeting of the Purchaser in form and substance satisfactory to the Vendor approving the purchase of the Assets from the Vendor and the payment of the Purchase Price in accordance with this Agreement; and

     (c) (Documents) The Vendor shall provide the Purchaser with the entire list of customers of the Vendor (containing the names, addresses, contact persons, contact numbers, details on delivery orders and any other information reasonably required by the Purchaser in relation to the Vendor's list of customers) and all documents reasonably requested by the Purchaser.

4.2 If any of the conditions precedent set out in Clause 4.1 is not fulfilled by the Cut Off Date, or such other time as the parties may mutually agree in writing (unless and to the extent that the Purchaser waives such condition precedent by notice in writing to the Vendor at any time), either party may rescind this Agreement by written notice to the other party and upon such rescission the provisions of Clause 4.7 in relation to the consequences of rescission shall apply mutatis mutandis.

4.3 The assignment of the Office Lease is conditional (unless and to the extent that the Purchaser waives such condition by notice in writing to the Vendor at any time) upon the consent of the landlord to the assignment of the Office Lease to the Purchaser ("the Consent") being obtained. The Vendor has applied to the landlord for the Consent and shall keep the Purchaser fully informed of the progress of such application. The Vendor will use its best endeavours to obtain the Consent and satisfy any lawful and reasonable requirements of the Landlord as a condition of obtaining the Consent.

4.4 The Vendor and the Purchaser shall use their best endeavours and shall provide all information, documents and assistance as shall be reasonably required to satisfy the conditions precedent set out in Clause 4.1.

4.5  If either party becomes aware that a condition  precedent set out in Clause
     4.1 is satisfied or is incapable of being satisfied,  it shall,  within ten
     (10) days of receipt of the confirmation of the same, notify the other party in writing.

4.6 Upon satisfaction of all the Conditions to the satisfaction of the Purchaser, this Agreement shall become unconditional

4.7 Unless otherwise agreed by the parties, upon the rescission or termination of this Agreement in accordance with this Clause 4 :

     (a) each party shall return to the other party all documents and things whatsoever which have been received by or on account of either party pursuant to this Agreement;

     (b) the Purchaser shall return all letters of consent obtained pursuant to the satisfaction of the conditions precedent set out in Clause 4.1 and transfer and re-assign to the Vendor all approvals and all rights, titles and benefits to the Assets which may have been transferred or assigned or issued by the Vendor to the Purchaser; and

     (c) the Consideration and all whatsoever monies paid by AremisSoft to the Eltrax Guarantors under this Agreement shall be refunded to AremisSoft forthwith.

         Thereafter, this Agreement shall cease to have any effect and shall become null and void and neither of the parties shall have any further claims against the other save and except for any antecedent breach.

5.   OBLIGATIONS PENDING COMPLETION

5.1 Except where any prior written direction or consent of the Purchaser to the contrary has been given to the Vendor and as from the date hereof and pending Completion of this Agreement, the Vendor hereby undertakes that it shall:-

     (a) not hold or convene any general meeting which proposes or passes a resolution which is prejudicial to this Agreement except to give effect to this Agreement;

     (b) use its best endeavours to maintain good business relations with the customers of the Business for the purpose that on Completion, the Purchaser may carry on the Business with as much continuity as possible; and

     (c)  not do anything that may be prejudicial to this Agreement.

5.2 The Vendor shall not, after the execution of this Agreement, enter into any agreement, transaction or arrangement whatsoever (whether conditional or otherwise) to sell, dispose of, transfer, assign, convey or encumber the Assets to any other party whomsoever.

5.3 The Vendor hereby undertakes and the Eltrax Guarantors hereby undertake that they shall procure that each company in the Vendor's Group shall not:-

     (a) use, in any way, for their own account or the account of any other party, nor disclose to any third party confidential information relating to the Business or any clients or customers of the Business or any Assets or information which are the subject of this Agreement save as may be required by law or which enters the public domain (through no fault of the Vendor);

     (b) publish any technical descriptions of such confidential information referred to in Clause 5.3(a) above beyond those published and authorised for disclosure by the Purchaser save as may be required by law or which enters the public domain (through no fault of the Vendor);

     (c) for three (3) years following the Completion Date, either on its own account or through any other person anywhere within Malaysia unless otherwise authorised by the Purchaser in writing:

          (ci) solicit, interfere with nor endeavour to entice away from the Purchaser any person who is now or has during the last two (2) years preceding the Completion Date been a client or customer or employee of the Vendor in relation to the Business; and

          (cii) participate in the ownership, management, operation, or control of, nor have any financial interest in or aid or knowingly assist anyone else, in the conduct of any business which is similar to or is in competition (whether directly or indirectly) with the Business.

6        COMPLETION

6.1      Place for Completion

         Completion will take place on the Completion Date at the offices of the Purchaser at a time to be agreed by the parties.

6.2      Purchaser's Obligations at Completion

         At  Completion,   the  Purchaser   shall  deliver  to  the  Vendor  the
         resolutions of the board of the Purchaser approving the entry into this Agreement.

6.3      Vendor's obligations at Completion

     6.3.1 At Completion and simultaneously with the delivery of the items set out in Clause 6.2, the Vendor shall transfer the Business and the Assets to the Purchaser for the Purchaser to carry on the Business and shall place the Purchaser in effective possession and control of the Assets and shall deliver the following to the Purchaser

          (a) (Delivery of Assets) All of the Assets, title to which is capable of passing by delivery, at the places where they are located;

          (b) (Executed Transfers) Duly executed (and where applicable, registrable) transfers, assignments or novations of Assets which the Purchaser reasonably requires to effectively register or render the Purchaser as the owner of the Assets together with all deeds of release in respect of all charges, mortgages, debentures and other security interests created by the Vendor or to which any of the Assets are subject in terms which are satisfactory to the Purchaser;

          (c) (Books and Records) All books records and other documents of the Business (other than records required by law to be kept or maintained by the Vendor after Completion, in which event the Vendor shall deliver certified true copies of such records to the Purchaser);

          (d) (Title Documents) All documents of title and other ancillary documents relating to the Assets and in the case where the transfer of the any of the Assets which are not capable of passing by delivery are concerned, transfer shall take place upon registration of the Purchaser as the owner of the said Assets;

          (e) (Assignment of Office Lease) The assignment of the Office Lease in favour of the Purchaser in the form and substance reasonably acceptable to the Purchaser or the Purchaser's Solicitors and the landlord's consent to the assignment duly endorsed thereon;

          (f) (Business Information and Information) The Business Information and Information relevant to the Business;

          (g)  the  Computer   Software   Licenses   and  the  Computer   System
               Agreements;

          (h)  the Equipment Sales and Software Licence Agreements; and

          (i) all such other documents as shall be reasonably necessary or appropriate for Completion.

     6.3.2 The Vendor hereby agrees and undertakes to execute all documents, perform all acts and deliver to the Purchaser on Completion all such documents as may be required by the Purchaser to:

          (i) obtain all Authorisations from any Public Authorities required in respect of the transfer of the Business and the Assets and for the purposes of carrying on the Business;

          (ii) effectively vest title to the Assets in the Purchaser;

               including, without limitation, certified true copies of the resolutions of the Vendor.

     6.3.4 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement (and completion of the Head Agreement is effected).

     6.3.5 The Vendor undertakes with the Purchaser to allow the Purchaser on reasonable notice access to or copies of such books and records of the Business relating to the period before Completion as the Purchaser may reasonably require in order to comply with any legal obligations imposed on the Purchaser after Completion and the Vendor hereby undertakes to provide such reasonable assistance to the Purchaser as shall be agreed between the Purchaser and the Vendor after the Completion Date to facilitate the transition of the Business to the Purchaser including if requested by the Purchaser attending meetings with customers of the Business.

7.   COLLECTION OF RECEIVABLES AND AGREED LIABILITIES

7.1 The Vendor shall assign all Receivables to the Purchaser on the Completion Date by executing a Deed of Assignment in the form and substance agreeable to the Purchaser or the Purchaser's Solicitors.

7.2 Upon Completion, the Purchaser shall have the right and authority to collect all Receivables transferred to the Purchaser pursuant to this Agreement and to endorse the name of the Vendor on any cheques received on account of any such Receivables. The Vendor shall promptly transfer and deliver to the Purchaser any cash, cheques or other property which the Vendor may receive in respect of such accounts after Completion. The Vendor will cooperate with the Purchaser, at its reasonable request, on and after Completion in endeavouring to collect all Receivables transferred to the Purchaser by furnishing, at the Purchaser's costs and expense, such information, testimony and other assistance as the Purchaser may reasonably require in connection with collection of such accounts. Payments received from customers in respect of any Receivables shall be applied to the oldest outstanding Receivable from such customer, unless such customer, acting on its own volition, specifically identifies such payment to a particular Receivable, in which case such payment shall be applied to the specified Receivable. The Purchaser hereby agrees not to coerce or suggest, directly or indirectly, in any way, to any customer that they identify any payment to a particular Receivable, and in the event of any such coercion or suggestion, the Purchaser agrees to make a credit to the Vendor, for any Receivable put to the Vendor as provided below, in any amount equal to five times the amount of that Receivable. The Purchaser shall use commercially reasonable efforts to collect the Receivables (but shall not be obligated hereunder to bring any action to collect any Receivables) but if it shall fail to collect the full amount of any such Receivable within 180 days after the Completion Date, the Purchaser shall have the right to put such Receivable to the Vendor whereupon the Vendor shall repurchase such Receivable from the Purchaser at the face amount thereof; provided that the Vendor shall not have any obligation to repurchase any Receivables until the aggregate amount of Receivables which the Purchaser has a right to, and has elected to, put to the Vendor exceeds the amount of any reserve for such Receivable reflected in the Acquired Business Balance Sheet and then, only to the extent of such excess. Any such put right must be exercised on or before 360 days after Completion Date unless extended in writing by the Vendor. Notwithstanding the foregoing, the Purchaser shall not have the right to put to the Vendor any Receivable which the Purchaser has compromised or settled or agreed to accept payment at less than the face amount thereof in full satisfaction thereof or otherwise given a credit in respect thereof. Upon a put of a Receivable to the Vendor, the Purchaser will cooperate with the Vendor, at its reasonable request, in endeavouring to collect all Receivables put to the Vendor by furnishing, at the Vendor's costs and expense, such information, testimony and other assistance as the Vendor may reasonably require in connection with collection of such Receivables.

7.3 The Vendor and Verso shall be solely responsible for and in the ordinary course of business shall discharge all liabilities of the Vendor in relation to the Business and which are outstanding as at the Completion Date other than the Agreed Liabilities and notwithstanding Completion, shall be responsible for all debts payable by and claims accruing or outstanding against it in relation to the Business as at the Completion Date (save for the Agreed Liabilities). In relation to any claims by a third party, the Vendor shall promptly give the notice thereof to the Purchaser and will not take any steps which might reasonably be expected to damage the commercial interests of the Purchaser without prior consultation with and the approval of the Purchaser which approval shall not be unreasonably withheld.

7.4 The Purchaser shall be responsible for the discharge of the Agreed Liabilities in accordance with their terms after Completion without recourse to the Vendor.

7.5 The Purchaser shall fully and effectively indemnify and keep indemnified the Vendor on demand against all demand, claims, liabilities, costs and expenses properly incurred by it in relation to the Agreed Liabilities.

8.   APPORTIONMENTS

8.1 All rents, rates, gas, water, electricity and telephone charges and other outgoings relating to or are payable in respect of the Business up to the Completion Date shall be borne by the Vendor and as from the Completion Date shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable in respect of the Business after the Completion Date shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall if necessary be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall be apportioned according to the extent of such use.

8.2 Where any amounts fall to be apportioned under this Agreement, the Vendor shall provide the Purchaser will full details of the apportionments, together with supporting vouchers or similar documentation and in the absence of dispute, the appropriate payment shall be made by or to the Vendor forthwith. If the amount of the apportionment is in dispute, the provisions of Clause 8.3 shall apply for resolving the dispute and the amount determined in accordance with that clause shall be paid within fourteen (14) days of the determination, together with interest calculated on a daily basis (as well after as before judgement) from the Completion Date until the date of actual payment at the rate of two percent (2%) per annum above the current Base Lending Rate (as published from time to time) of Malayan Banking Berhad.

8.3 Any dispute with respect to the determination of the value of any apportionments under Clause 8.2 shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Vendor and the Purchaser or, failing such nomination, within fourteen (14) days after request by either the Vendor or the Purchaser, nominated at the request of either of them by the Chairman of the Malaysian Institute of Accountants. The accountants shall be entitled to call for and inspect the working papers of the Vendor's auditors and such other documents as they may reasonably consider necessary. In making their determination, the accountants shall act as arbitrators. Their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and the Purchaser in such proportions as the accountants may determine.

8.4 The Vendor shall grant to the Purchaser the right during normal business hours to inspect, on reasonable notice, the Retained Records and all the records relating to the Business which the Purchaser considers necessary to consider such apportionments provided that the Purchaser shall keep the same confidential and not divulge or disclose the same save as required by law.

9.   EMPLOYEES

9.1  Vendor's obligations to Employees

     The Vendor recognises that it is the Vendor's obligations at law to pay to the Employees all amounts due to them as at Completion (including, without limitation, redundancy, accrued salary, wages, sales commissions, bonuses, annual leave, sick leave, public holiday work allowances, rest day allowances, overtime allowances and any accrued entitlements to long service leave) ("the Employee's Entitlements") and hereby expressly undertakes to discharge all of the Employee's Entitlements on or prior to Completion.

9.2  Purchaser's offer of employment

     The Purchaser shall offer in writing to all the Employees employment with the Purchaser and such written offer of employment shall take effect from Completion on terms and conditions no less favourable than those enjoyed by the Employees as at the Completion Date.

9.3  Transferring Employees

     The Vendor recognises that it is the Vendor's obligation at law to pay to the Transferring Employees on the Completion Date:

          (a) accrued salary, wages, sales, commissions, allowances and bonuses as at that date; and

          (b) any entitlements for accrued but untaken annual leave as at that date other than those which the Transferring Employees agree to be transferred for their benefit under their employment with the Purchaser.

          (together, "Transferring Employees' Entitlements")

          and hereby expressly undertakes to discharge, at its own cost and expense, all of the Transferring Employees' Entitlements on or prior to Completion.

9.4  Purchaser's obligations for accruing entitlements

     The Purchaser shall with effect from Completion assume liability for the long service leave (if any), annual leave, Employment Provident Fund contributions, sick leave and any other entitlements of the Transferring Employees.

9.5  Employment Provident Fund

          (a) As at Completion, the Vendor shall ensure that all contributions have been made to the Employment Provident Fund and the Social Security Organisation in respect of each Employee for the period up to and including Completion.

          (b) On Completion, the Vendor and the Purchaser shall immediately notify the Employment Provident Fund of the termination of all Employees and re-employment of the Transferring Employees in accordance with the provisions of the Employment Provident Fund Act 1991.

          (c) On Completion, the Vendor and the Purchaser shall immediately notify the Social Security Organisation of the termination of all Employees and re-employment of the Transferring Employees in accordance with the provisions of the Employees Social Security Act 1969.

9.6  Vendor's Indemnity concerning Employees

          (a) The Vendor shall indemnify the Purchaser against all claims and liabilities of any nature (including without limitation costs, whether or not the subject of a court order) brought against or suffered by the Purchaser in connection with or incidental to the Employees' cessation of employment with the Vendor. The Vendor may, at its own cost, contest any such claim or liability and the

               Purchaser shall render reasonable assistance to the Vendor to do so.

               The Vendor shall reimburse the Purchaser for all costs and expenses, whether direct or indirect, that the Purchaser may incur in assisting the Vendor in any such contest.

          (b) The Vendor shall indemnify the Purchaser against all claims and liabilities of any nature (including without limitation costs, whether or not the subject of a court order) brought against or suffered by the Purchaser in connection with or incidental to any claim by any Employee or any other person relating to loss, damage or other injury to any person incurred prior to Completion including without limitation any breach of the Occupational Safety and Health Act 1994 whether or not disclosed to the Purchaser on or prior to Completion.

9.7  Indemnity

     Each party hereto shall and hereby agrees and undertakes to indemnify and keep indemnified the other party against all claims and proceedings which may be made or taken against and all losses, damages, costs and expenses which may be incurred by the other party as a result of any breach or non-compliance by the defaulting party of its covenants hereunder.

9.8  General Co-ordination

     The parties shall promptly inform and keep each other informed of any matter in relation to or in connection with this Clause 9.

10   VENDOR'S WARRANTIES /INDEMNITIES

10.1.Except as expressly provided in the Vendor's Warranties to the contrary, the Vendor gives the Vendor's Warranties in favour of the Purchaser as at the date of this Agreement and as at Completion. The Vendor hereby warrants to the Purchaser that the information and statements set out in the Vendor's Warranties are true, accurate and correct in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Vendor's Warranties shall be deemed to be repeated during this period as if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

10.2 The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement in reliance on the Vendor's Warranties. The Vendor's Warranties are not affected or limited in any way by information gathered by the Purchaser, its advisers and representatives.

10.3 Each of the Vendor's Warranties is separate and is to be construed independently of the others and is not limited by reference to any of the others.

10.4 The Vendor indemnifies and shall keep the Purchaser indemnified against all losses, damages, costs, expenses and outgoings which the Purchaser may incur or be liable for in respect of any claim, demand, liability, action, proceedings or suits arising out of or in connection with :

     (a)  a breach of a Vendor's Warranty;

     (b)  any Vendor's Warranty not being true and correct in all respects; and

     (c)  any Vendor's Warranty being misleading in any respect.

         For purposes of the indemnification pursuant to this Clause 10.4, the procedures as provided in Clause 11.7 below shall apply.


10.5 (a) The Vendor hereby warrants that the Equipment Sales and Software Licence Agreements and Computer Service Agreements as disclosed in
          Schedule 2 are complete and that there are no other Equipment Sales and Software Licence Agreements and Computer Service Agreements or any other contracts whatsoever entered into by the Vendor in relation the Acquired Business which has not been disclosed by the Vendor in this Agreement.

     (b) In the event and at any time subsequent to the execution of this Agreement, it is discovered by any party that a contract or agreement entered into by the Vendor in relation to the Acquired Business was not disclosed and assigned to the Purchaser under this Agreement, the party who discovered the contract or agreement shall immediately notify all parties of such contract or agreement. At the Purchaser's written request and at the Vendor's sole costs and expense, the Vendor shall do all that is necessary to effectively transfer the rights, titles and interests of such contract or agreement to the Purchaser upon such terms and conditions to be agreed by the Purchaser.

10.6 Subject to the provisions of Schedule 5, the rights and remedies of the Purchaser in respect of any breach of the Vendor's Warranties shall not be affected by Completion, by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever;

10.7 Where any Vendor's Warranty refers to awareness or knowledge information and belief of the Vendor, the Vendor undertakes that it has made reasonable and proper enquiry into the subject matter of that Vendor's Warranty save where otherwise stated.

10.8 If the Vendor pays to the Purchaser an amount in respect of a breach of the Vendor's Warranties and the Purchaser subsequently recovers from a third party a sum which is in respect of that breach, the Purchaser shall forthwith pay to the Vendor so much of the amount paid by the Vendor as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum from the third party and any applicable tax.

10.9 The liability of the Vendor in respect of the Vendor's Warranties shall be subject to the provisions of Schedule 5.

10.10 Notwithstanding Completion, the Vendor's Warranties, indemnities and undertakings given by the Vendor shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those clauses in accordance with the terms thereof.

10.11 Notwithstanding any other provisions in this Agreement, the indemnities contained in this Agreement shall survive Completion.

10.12 If the Vendor shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Vendor's Warranties being unfulfilled, untrue, misleading or incorrect, the Vendor shall immediately notify the Purchaser in writing fully thereof.

10.13 After the Completion Date, the Purchaser shall meet and discharge all claims for fulfilment of warranties given by the Vendor in relation to the Business to customers which have been disclosed to the Purchaser or are normal warranties to be given in the ordinary course of the Business which arise after that date in respect of products sold or supplied or services provided by the Vendor before the Completion Date and the Purchaser shall indemnify the Vendor against all reasonable costs and liabilities incurred by the Vendor under such warranties.

11.  CLAIMS AND LIABILITIES

11.1 The Vendor shall be liable for all the Agreed Liabilities in respect of or attributable to the period prior to the Completion Date, notwithstanding the Agreed Liabilities may arise at any time after the Completion Date.

11.2 The Vendor hereby undertakes and warrants to the Purchaser, and shall do all things required to ensure, that the Purchaser shall not at any time be required to pay any moneys or incur any cost, expenses or outgoings in respect of the Agreed Liabilities in respect of or attributable to the period prior to the Completion Date.

11.3 The Vendor hereby irrevocably and unconditionally indemnifies and shall keep the Purchaser indemnified against all losses, damages, costs, expenses and outgoings which the Purchaser may incur or be liable for in connection with the Agreed Liabilities in respect of or attributable to the period prior to the Completion Date, notwithstanding the Agreed Liabilities may arise at any time after the Completion Date.

11.4 Save for the Agreed Liabilities and the other obligations of the Purchaser assumed hereunder, the Vendor hereby undertakes to indemnify and keep indemnified the Purchaser from and against any or all of the following:-

     (a) losses, costs, liabilities and expenses arising out of or in connection with the ownership or carrying on of the Business arising or relating to all periods up to the Completion Date and any and all actions suits proceedings, claims, demands, assessments, awards and judgements in respect thereto (save in respect of work in progress and unfinished products and any steps required to be taken by the Purchaser in respect of the Receivables under Clause 7.2); and

     (b) liabilities arising under or in respect of all contractual commitments entered into by the Vendor in respect of the Business (save for the Equipment Sales and Software Licence Agreements and Computer Service Agreements, the benefit of which is to be assigned to the Purchaser in accordance with the terms of this Agreement.

11.5 The Purchaser covenants with the Vendor that it will pay, satisfy, discharge and fulfil all costs, claims, expenses, liabilities, obligations and undertakings whatsoever relating to the Business in respect of any period commencing on the Completion Date and will indemnify and hold harmless the Vendor in respect of the same.

11.6 This Clause shall survive Completion.

11.7 Procedures. If any proceedings are instituted or any claim or demand is asserted by any person not a party to this Agreement in respect of which the Purchaser may seek indemnification pursuant to this Clause 11, the indemnified party shall promptly cause written notice (the "Notice") of the assertion of any such claim or demand to be made to the indemnifying party; provided, however, that the failure of the indemnified party to give prompt Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would have been had the indemnified party given the indemnifying party prompt Notice hereunder. Except as otherwise provided herein, the indemnifying party shall have the right, at its option and expense, to defend against, negotiate, or settle any such claim or demand, and if the indemnifying party exercises that option, the indemnifying party shall not be liable for the fees and expenses incurred after the date the indemnifying party notifies the indemnified party of such exercise by a counsel employed by the indemnified party. An indemnifying party may not settle any such claim or demand without the written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the indemnified party unless such settlement requires no more than a monetary payment for which the indemnified party is fully indemnified or involves other matters not binding upon the indemnified party. An indemnifying party shall not be liable for any settlement of any such claim or demand effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the indemnifying party shall fail to respond within ten (10) days after the giving of the Notice, then the indemnified party may retain counsel and conduct the defense thereof as it may, in its sole discretion, deem proper, at the sole cost and expense of the indemnifying party. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

11.8 Cooperation. The Purchaser shall, and shall cause its accountants, counsel, employees and other representatives to, reasonably cooperate with the Vendor and the Eltrax Guarantors in connection with any and all disputes which may arise in connection with any and all liabilities other than the Agreed Liabilities (the "Excluded Liabilities"). The Vendor and the Eltrax Guarantors shall, and shall cause its accountants, counsel, employees and other representatives to, reasonably cooperate with the Purchaser in connection with any and all disputes which may arise in connection with any and all of the Agreed Liabilities. Without limiting the generality of the foregoing, the Purchaser shall cause its accountants, counsel, employees and other representatives, to make available to the Vendor or the Eltrax Guarantors, their employees, work papers, documents and other information and materials reasonably requested by the Vendor or the Eltrax Guarantors in connection with the Excluded Liabilities and the Vendor or the Eltrax Guarantors shall cause its respective accountants, counsel, employees and other representatives, to make available to the Purchaser, its employees, work papers, documents and other information and materials reasonably requested by the Purchaser in connection with the Agreed Liabilities. The party requesting cooperation (the Vendor or the Eltrax Guarantors in connection with the Excluded Liabilities or the Purchaser in connection with the Agreed Liabilities) shall pay all out-of-pocket expenses reasonably incurred and paid by the cooperating party to third parties in connection with such cooperative efforts; provided, however, that the party requesting cooperation shall not be obligated to reimburse the cooperating party for the time spent by any of their or their affiliates' employees in connection with such cooperative efforts.

11.9 Initial Limitation. Other than the rights to defend and hold harmless with respect to third party claims, neither party shall have any liability for indemnification pursuant to Clauses 11.4 above, until the aggregate amount of all losses suffered by the party seeking indemnification with respect to such matters exceeds the sum of USD100,000 equivalent provided that this limitation shall not apply to indemnification by the Vendor pursuant to Clause 10.4.

11.10 Aggregate Limitation. The aggregate liability, for either party (calculated on a consolidated basis for the entire group under the Eltrax Guarantors or AremisSoft), for indemnification pursuant to Clause 11.4 above, shall not exceed the sum of ten million united states dollars (USD10,000,000) provided that this limitation shall not apply to indemnification by the Vendor pursuant to Clause 10.4.

11.11 Available Insurance Limitation. The amount of any recovery for indemnification pursuant to Clause 11.3 or 11.4 above, shall be determined after taking into account all amounts to which the indemnified party is entitled and actually receives under the provisions of all insurance policies with third parties (i.e. actual insurance policies and not self-insurance or retention programs) in existence prior to Completion Date (subject to offset for any increase in premiums attributable to such losses or payments made in respect of such losses). The parties agree to use reasonable efforts to collect amounts available under any such insurance policies.

11.12 Balance Sheet Adjustment Limitation. With respect to any claims for indemnification pursuant to Clause 10.4 and/or this Clause 11 in respect of any breach of warranty or representation concerning the Acquired Business Balance Sheet, the amount of any recovery by the Purchaser shall be reduced by any Balance Sheet Gains (as defined below). Upon any such claims for recovery, or upon reasonable request of the Vendor after a claim has been made by the Purchaser hereunder, the Purchaser shall deliver to the Vendor a report identifying Balance Sheet Gains or will represent in writing that there are no Balance Sheet Gains. For purposes of this Agreement, the term "Balance Sheet Gains" means any realization with respect to any current asset in access of its value as reflected on the Acquired Business Balance Sheet (as adjusted to account for any ordinary course changes thereto through Completion), or any positive realization with respect of any liability reflected on the Acquired Business Balance Sheet (as adjusted to account for any ordinary course changes thereto through Completion) (in that the Purchaser is actually responsible for any amount less than that reflected thereon).

11.13 Application of Indemnification Provisions. The parties hereby agree that the limitations of the indemnification provisions contained in Clauses 11.9, 11.10, 11.11 and 11.12 above do not apply to the parties' rights and obligations to defend and hold harmless with regard to third party claims, pursuant to Clause 11.4 above. Save for the above, the parties hereby further agree that the limitations of the indemnification provisions contained in Clauses 11.9, 11.10, 11.11, and 11.12 shall apply on a collective basis to all agreements for indemnification entered into in respect of each of the Related Transactions as defined in the Head Agreement.

12.  TITLE

12.1 The Eltrax Guarantors shall procure that they and the Vendor shall take all necessary steps and generally co-operate fully with the Purchaser to ensure that the Purchaser obtains the full benefit of the Business and the Assets and shall execute such documents and take such other steps as are reasonably necessary or appropriate for vesting its rights and interests in the Business and the Assets in the Purchaser and as requested by the Purchaser.

12.2 In so far as the Assets comprise the benefit of the Equipment Sales and Software Licence Agreement or Computer Service Agreements or the Computer Software Licenses or Computer arrangements or any other contracts in respect of the Acquired Business which cannot be effectively assigned to the Purchaser without the consent of a third party or except by agreement or novation:-

     12.2.1 the Vendor and the Purchaser shall use all reasonable endeavours to obtain such consent in order to procure a novation;

     12.2.2 unless and until such consent is obtained or any such other contract is novated the Purchaser shall for its own benefit and to the extent that such Equipment Sales and Software Licence Agreements of Computer Service Agreements or Computer Software Licenses or such other contracts in respect of the Acquired Business (as the case may be) permit perform on behalf of the Vendor and the Vendor shall hold the relevant Equipment Sales and Software Licence Agreement or Computer Service Agreement or Computer Software Licence or such other contracts in respect of the Acquired Business as bare trustee for the Purchaser for consideration and shall sub-contract any work arising from such contracts to the Purchaser to the intent that the Vendor does not benefit from such contracts;

     12.2.3 if and to the extent that any such contract incorporates a prohibition against holding on trust or any agency arrangement, pending the obtaining of such consents, the Vendor and the Purchaser will make such other arrangements between themselves as may be permissible to implement so far as possible the effect of the transfer of the benefit and the burden of such contracts to the Purchaser to the intent that the Vendor does not benefit from such contracts.

12.3 The Purchaser shall indemnify and keep indemnified the Vendor against all costs, claims, liabilities and expenses arising out of the Equipment Sales and Software Licence Agreement or Computer Service Agreements (but not in the event that the same arises from a breach or default by the Vendor) or the Computer Software Licence after the Completion Date.

13.  STOCKS

13.1 The parties shall jointly procure that as soon as practicable and in any event within 21 days of the Completion Date the value of the Stock as at the Completion Date is determined upon the same basis as for the purposes of the Acquired Business Balance Sheet, but reduced by the amount of any prepayment or deposits received by the Vendor or payable to it under the Equipment Sales and Software Licence Agreements prior to the Completion Date;

13.2 Any dispute with respect to the determination of the value of the Stocks shall be referred for final settlement to a firm or chartered accountants nominated jointly by the Vendor and the Purchaser or, failing such nomination within fourteen (14) days, nominated, at the request of either of the Purchaser or the Vendor, by the Chairman of the Malaysian Institute of Accountants. The accountants shall be entitled to call for and inspect the working papers of the Vendor's auditors and such other documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators. Their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid but the Vendor and the Purchaser in such proportions as the accountants may determine.

13.3 The amounts agreed or determined under the foregoing sub-clause shall (to the extent agreed) be paid to the Vendor forthwith upon their being agreed and (as to any balance) upon the amount being determined.

13.4 The Vendor shall be liable for payment of all sums which were outstanding at the Completion Date in respect of items included in the Stock.

14.  GUARANTEES

     Guarantee by Eltrax Guarantors

14.1 In consideration of the Purchaser entering into this Agreement the Eltrax Guarantors hereby jointly and severally guarantee the due and full performance by the Vendor of its duties, obligations and undertakings under this Agreement and hereby undertake to the Purchaser that if the Vendor shall fail in any respect to fulfil or shall be in breach of any of its duties, obligations, warranties, representations, covenants or undertakings, the Purchaser shall be at liberty to act and the Eltrax Guarantors shall be liable as if they were the party principally bound thereby.

14.2 In consideration as aforesaid the Eltrax Guarantors hereby covenant with the Purchaser that they will indemnify and at all times hereafter keep the Purchaser fully indemnified against all losses damages, costs and expenses which may be incurred or suffered by it by reason of any default on the part of the Vendor in performing and observing the terms and conditions on its party herein contained.

14.3 The Eltrax Guarantors hereby agree that any duty, obligation, covenant, warranty, agreement or undertaking expressed in this Agreement or in the Schedules annexed to this Agreement to be a duty, obligation, covenant, warranty, agreement or undertaking of the Vendor shall be and be construed as a duty, obligation, covenant, warranty, agreement and undertaking of the Eltrax Guarantors and the Vendor jointly and severally.

14.4 The guarantees, covenants and agreements contained in this clause shall be a continuing security and shall not be effected by any time or indulgence granted by the Purchaser to the Vendor.

14.5 Each reference herein to the Eltrax Guarantors shall be deemed to include their respective successors all of whom shall be bound by the provision hereof.

     Guarantee by AremisSoft

14.6 In consideration of the Vendor entering into this Agreement, AremisSoft hereby guarantee the due and full performance by the Purchaser of its duties, obligations and undertakings under this Agreement and hereby undertake to the Vendor that if the Purchaser shall fail in any respect to fulfil or shall be in breach of any of its duties, obligations, warranties, representations, covenants or undertakings, the Vendor shall be at liberty to act and AremisSoft shall be liable as if it was the party principally bound thereby.

14.7 In consideration as aforesaid AremisSoft hereby covenant with the Vendor that it will indemnify and at all times hereafter keep the Vendor fully indemnified against all losses damages, costs and expenses which may be incurred or suffered by it by reason of any default on the part of the Purchaser in performing and observing the terms and conditions on its party herein contained.

14.8 AremisSoft hereby agree that any duty, obligation, covenant, warranty, agreement or undertaking expressed in this Agreement or in the Schedules annexed to this Agreement to be a duty, obligation, covenant, warranty, agreement or undertaking of the Purchaser shall be and be construed as a duty, obligation, covenant, warranty, agreement and undertaking of AremisSoft.

14.9 The guarantees, covenants and agreements contained in this clause shall be a continuing security and shall not be effected by any time or indulgence granted by the Vendor to the Purchaser.

14.10 Each reference herein to AremisSoft shall be deemed to include its successors all of whom shall be bound by the provision hereof.

15.  GENERAL

15.1 Notices

     (i) All notices and documents required to be given under this Agreement and all other communications between the parties hereto with respect to this Agreement shall be in writing and may be sent by hand, registered post , courier or other postal service, telex or facsimile to the following addresses or numbers (or to such other addresses or numbers as notified by the parties hereto in accordance with this Clause):

                  if to the Purchaser       :    c/o Messrs. Zaid Ibrahim & Co.,
                                                 Level 19, Menara Milenium,
                                                 Jalan Damanlela,
                                                 Pusat Bandar Damansara,
                                                 50490 Kuala Lumpur
                                                 Malaysia.

                  Facsimile No.             :    03-2544888 / 03-2544666

                  if to the Vendor  :            c/o Messrs. Lee Ong & Kandiah
                                                 Suite 2.07 - 2.10
                                                 2nd Floor, Wisma Mirama,
                                                 Jalan Wisma Putra,
                                                 50460 Kuala Lumpur
                                                 Malaysia.

                  Facsimile No.             :    03-2447336 / 03-2448760

                  and :-

               (a)  must be in legible writing and in English;

               (b) can be relied on by the recipient and the recipient will not be liable to any other person for any consequences of that reliance if the recipient believes it to be genuine, correct and duly authorised by the sender; and

               (c)  may be given by solicitors on behalf of either party.

          (ii) Any  notice  or  document  or  communication   may  be  given  by
               solicitors on behalf of either party and any notice or communication given pursuant to this Agreement shall be deemed to be served and received by the addressee:


               (a)  if delivered by hand, at the time of delivery; or


               (b) if sent by registered post, courier or other postal service, within forty eight (48) hours of despatch or posting; or


               (c) if transmitted by telex or facsimile, the business day (being a day when banks are open for business in Kuala Lumpur) following transmission by telex or by facsimile.

15.2 Further Assurances

     Each party must do all things necessary (including, but not limited to, executing all documents) to give effect to this Agreement.

15.3 Entire Agreement

     This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement (1) shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is intended to confer upon any other person any rights or remedies hereunder;
     (3) shall be assigned by operation of law or otherwise except for assignments of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser so long as the obligations of the Purchaser under this Agreement remain obligations of, or their performance is unconditionally guaranteed (which must be a guarantee of performance, and not just collection, with no duty on the part of Vendor or the Eltrax Guarantors to pursue the assignee first) by, the Purchaser. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement and facsimile signatures shall have equal dignity with original signatures for all purposes.

15.4 Variation

     A variation of any term of this Agreement must be in writing and signed by the parties.

15.5 Assignment

     The rights and obligations of each party under this Agreement are personal. They cannot be assigned, charged or otherwise dealt with, and no party shall attempt or purport to do so, without the earlier written consent of all the parties save that the Purchaser may at any time assign all or part of the Assets.

15.6 Waivers

     (a) Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the party granting the waiver. Any waiver granted by any party pursuant to this Clause shall not constitute a waiver of any subsequent breach of the same or any other terms of conditions of this Agreement.

     (b) A breach of or default under this Agreement is not waived by any failure or delay in exercising or partial exercise of any right, power, authority, discretion or remedy under this Agreement.

     (c) A right, power, authority, discretion or remedy created or arising upon a breach of or default under this Agreement is not waived by any failure or delay in the exercise, or a partial exercise, of that or any other right, power, authority, discretion or remedy.

15.7 No Merger

     The rights and obligations of the parties will not merge on completion of any transaction under this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction.

15.8 Enforceability

     (a) Any provision of, or the application of any provision of, this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

     (b) Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Agreement in that or any other jurisdiction.

15.9. Governing Law

     This Agreement is governed by the laws of Malaysia and the parties irrevocably submit to the jurisdiction of the Malaysian courts.

15.10 Arbitration

     In the event that there shall be a dispute arising out of or relating to this Agreement, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agree that such dispute shall be submitted to binding arbitration in Los Angeles County, California, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, before an arbitrator selected pursuant to the rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by an court having jurisdiction over the party against whom enforcement is sought.

15.11 Costs

     (a)  Subject  to  paragraph  (b),  each  party  must pay its own  costs and
          expenses  in  respect  of  the   preparation  and  execution  of  this
          Agreement.

     (b) The Purchaser shall bear any stamp duty (including fines and penalties) and registration fees chargeable on this Agreement and on any instruments entered into under this Agreement or instruments required for the purposes of transferring, assigning or novating the Assets.

15.12 Counterparts

     This Agreement may be executed in one or more counterparts, each or which shall be deemed to be an original and all of which together shall be considered one and the same agreement.

16.  TAXATION

16.1 The Vendor shall indemnify and keep the Purchaser indemnified against all losses, damages, costs, expenses and outgoings in respect of any Taxation related claim or matter which the Vendor may incur or be liable for in connection with or arising out of the sale, disposal, transfer or conveyance of the Assets to the Purchaser.

17.  NO DISCLOSURE

17.1 Confidentiality

     Subject to Clause 17.2, each party shall keep the terms of this Agreement confidential.

17.2 Exceptions

     A party may make any disclosures in relation to this Agreement as it thinks necessary to:

     (a) its professional advisers, bankers, financial advisers and financiers, if those person undertake to keep information disclosed confidential;

     (b)  comply with any applicable law or requirement of any Public Authority;
          or

     (c) any of its employees to whom it is necessary to disclose the information on receipt of an undertaking of that employee to keep the information confidential.


17.3     Public announcements


         Except as required by applicable law or the requirements of any Public Authority, all press releases and other public announcements relating to the transactions dealt with by this Agreement must be in terms agreed by the parties. Furthermore, any proposed disclosure, announcement or press release shall be discussed between the parties hereto with the views and wishes of each party being duly taken into account in the drafting of such disclosure, announcement or press release.

17.4 Survival

     This Clause shall survive termination of this Agreement.





           [ THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK ]

EXECUTED by the parties as an agreement on the date first appearing.

The Common Seal of                                   )
ELTRAX SYSTEMS SDN. BHD.                             )
(Company No. 290262-W)                               )
in the presence of :                                 )

-----------------------------               -----------------------------
Witness                                     Director


Name :                                               Name :
NRIC :                                               NRIC :


SIGNED for an on behalf of                           )
ELTRAX INTERNATIONAL INC.                            )
(Incorporation No.: 25-1369276)                      )
in the presence of:                                  )



-----------------------------               -----------------------------
Witness                                     Director


Name:                                                Name:
Passport No.:                                        Passport No.:


SIGNED for and on behalf of                          )
VERSO TECHNOLOGIES, INC.                             )
(Incorporation No.: 41-1484525)                      )
in the presence of:                                  )


-----------------------------               -----------------------------
Witness                                     Director


Name:                                                Name:
Passport No.:                                        Passport No.:


This is the execution page of the Asset Sale Agreement between Eltrax Systems Sdn. Bhd. as the Vendor, Eltrax International, Inc., Verso Technologies, Inc., Impact Level (M) Sdn. Bhd. as the Purchaser and AremisSoft Corporation in respect of the sale and purchase of the assets and business of Eltrax Systems Sdn. Bhd..

The Common Seal of                                   )
IMPACT LEVEL (M) SDN. BHD.                           )
(Company No. : 519372-M)                             )
in the presence of :                                 )


-----------------------------               -----------------------------
Witness                                     Director


Name :                                               Name :
NRIC :                                               NRIC :


SIGNED for and on behalf of                          )
AREMISSOFT CORPORATION                               )
(Incorporation No.:)                                 )
in the presence of:                                  )


-----------------------------               -----------------------------
Witness                                     Director


Name:                                                Name:
Passport No.:                                        Passport No.:


This is the execution page of the Asset Sale Agreement between Eltrax Systems Sdn. Bhd. as the Vendor, Eltrax International, Inc., Verso Technologies, Inc., Impact Level (M) Sdn. Bhd. as the Purchaser and AremisSoft Corporation in respect of the sale and purchase of the assets and business of Eltrax Systems Sdn. Bhd..

                                   SCHEDULE 1

                                   SCHEDULE 2

                                   SCHEDULE 3

                                   SCHEDULE 4


                             The Vendor's Warranties


1.   ACCURACY OF INFORMATION


1.1  Schedules

     The information set out in the Schedules attached to this Agreement is complete and accurate in all respects

     None of that information is misleading in any material particular, whether by inclusion of misleading information or omission of material information or both.


1.2  Information

     All information given in with respect to the Business or the Assets by the directors of the Vendor to any director agent or adviser of the Purchaser is accurate in all respects. None of that information is misleading in any material particular, whether by inclusion of misleading information or omission of material information or both.

1.3  Full disclosure

     The Vendor has disclosed all information which :

     (a) the Vendor knows, or could reasonably be expected to know after having made reasonable enquiries, is material to be disclosed to a purchaser for value of the Assets for the purposes of carrying on the Business; and

     (b) the Purchaser or any director, agent or adviser of the Purchaser has requested.

2.   POWER AND AUTHORITY

2.1  Incorporation and power

     The Vendor :

     (a) is a body corporate duly incorporated under the laws of the place of its incorporation;

     (b) has the power to own the Assets and carry on the Business as it is now being conducted; and

     (c) is duly registered and authorised to carry on the Business throughout Malaysia.

2.2  Constituent documents

     To the best knowledge and belief of the Vendor, the Business has been conducted in accordance with the Memorandum and Articles of Association of the Vendor.

2.3  Power and authority

     The Vendor has the power and authority to execute and exchange this Agreement and perform and observe all their terms without the consent of any person other than the approval of its members. This Agreement has been duly executed by the Vendor and is a legal, valid and binding agreement of the Vendor enforceable against it in accordance with its terms.

2.4  No restriction on Vendor

     The Vendor is not bound by any contract which may restrict its right or ability to enter into or perform this Agreement. The execution and performance by it of this Agreement did not and will not violate in any respect a provision of :

          (i) a law or treaty or a judgement, ruling, order or decree of a Public Authority binding on it; or

          (ii) its memorandum or articles of association or other constituent documents.

3.   TITLE

3.1  Title

     (a) The Vendor is the legal and the beneficial owner of the Assets on the Completion; and

     (b) The Assets will be free and clear from all and any Encumbrances upon transfer of the same by the Vendor to the Purchaser or the person as shall have been directed by the Purchaser.

     (c) There has been no exercise, purported exercise or claim for any Encumbrance or equity over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets.

     (d) The Vendor has not purchased any of the Assets on terms that property in them does not pass until full payment is made by it to the seller.

3.2  Completion

     On Completion:

     (a) Save and except for the Assets which are subject to a charge (if any) and which charge will be discharged upon payment of the Purchase Price, the Assets and all documents which are necessary to establish the title of the Purchaser to them will be in the possession or under the control of the Vendor and will be available to be handed to the Purchaser at Completion; and

     (b) the Purchaser will acquire the full beneficial ownership of the Assets free and clear of any Encumbrances or claims of any person.

4.   SOLVENCY

4.1  Administration, winding up, arrangements, insolvency etc.

     None of the following has occurred and is subsisting, or is threatened, in relation to the Vendor:

     (a) Any step taken (including without limitation, an application or order made, proceedings commenced, a resolution passed or proposed in a notice of meeting) for :

          (i)  the winding up, dissolution, or administration of the Vendor, or

          (ii) the  Vendor   entering   into  an   arrangement,   compromise  or
               composition with or assignment for the benefit of its creditors or a class of them.

     (b)  The Vendor:

          (i) being (or taken to be under applicable legislation) unable to pay its debts, other than as the result of a failure to pay a debt or claim the subject of a good faith dispute; or

          (ii) stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts.

     (c) The appointment of a receiver, receiver and manager, administrative receiver investigator (within the meaning of Parts VIII and IX of the Companies Act 1965) or similar officer to any of the Assets and undertakings of the Vendor.

     (d) The service of a notice pursuant to section 308 (2) of the Companies Act 1965.

4.2  Claim against Asset

     On or before the Completion Date, no Asset will be, liable to a claim by a trustee in bankruptcy or liquidator.

4.3  No solvency declaration

     No solvency declaration (within the meaning of section 257 of the Companies Act 1965) has been made or published by the directors of the Vendor.

5.   CONDUCT OF THE BUSINESS

5.1  (a) Conduct of Business

     The Business has been conducted in the ordinary and usual course and not otherwise and since the Accounting Date:-

          (i) neither the turnover nor the financial or trading business of the Business has deteriorated;

          (ii) the  Vendor  has not  borrowed  or raised  any money or taken any
               financial   facility  in  relation  to  the  Business  except  as
               disclosed in writing to the Purchaser;

          (iii)the Vendor has paid to the creditors of the Business in accordance with their respective credit terms and there are no amounts owing by the Vendor which have been due for more than six
               (6) weeks.

               So far as the Vendor is aware, the trading prospects of the Business have not been adversely affected as a result of any event or circumstance which has arisen since the Accounting Date.

     (b)  Approvals

               The Vendor has all necessary Approvals to carry on the Business properly. In respect of each Approval, which is in full force and effect as at the Completion Date:-

          (i)  all fees due have been paid;

          (ii) all terms and conditions have been duly complied with;

          (iii)to the best knowledge and belief of the Vendor, the Vendor knows of no factor which might prejudice its continuance or renewal or the grant of a corresponding Approval to the Purchaser; and

          (iv) its details have been disclosed to the Purchaser in writing and the Vendor know of no reason why it should not be capable of being transferred or obtained by the Purchaser without the necessity for any special arrangement or expense.

     (c)  Loss of custom

          (i) The Business has not been materially and adversely affected by the loss of any customer, contract or source of supply or by any abnormal factor not affecting a similar business to the same extent;

          (ii) No supplier of the Business has ceased or, as a result of the acquisition of the Business by the Purchaser, cease supplying the Business or may substantially reduce its supplies to the Business;

          (iii)No customer of the Business has terminated, materially reduced or will, as a result of the acquisition of the Business by the Purchaser, terminate or materially reduce its relationship with the Business.

     (e)  Contracts

               No agreement has been terminated or has-expired which could reasonably be expected to have a material adverse effect on the financial performance of the Business.

     (f)  Insurance

          (i) All the Assets of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured in the Business;

          (ii) All insurance relating to the Business and the Assets are currently in full force and effect and nothing has been done or omitted to be done which could make any policy void or voidable;

          (iii)Subject to any provision in the account books and ledgers of the Business, the debts as at the date of this Agreement will be realised to their full face value and are good and collectable in the ordinary course of business.

6.   CONTRACTS & ARRANGEMENTS

6.1  Joint arrangements

     The Vendor is not, in relation to the Business :

     (a) party to any agreement under which it is or will be bound to share the profits of the Business, pay any royalties relating to the Business or waive or abandon any rights;

     (b)  a  member  of  any  joint  venture,   partnership  or   unincorporated
          association; or

     (c) does not conduct and has not conducted any part of the Business through a branch, agency or permanent establishment outside Malaysia

6.2  Agreements concerning the Business

     (a) There have been no arrangements or understanding (whether legally enforceable or not) between the Vendor and any person who is, directly or indirectly, a shareholder or the beneficial owner of any interest in the Vendor or any company in which the Vendor is interested relating to the management of the Business or the ownership or the letting of any of the Assets or the provision of finance, goods or other facilities to or by the Vendor or otherwise in any way relating to the Business or the Assets;

          (ii) The Vendor has not been a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any restrictive trade or other arrangement or agreement pursuant to which any part of the Business has been carried on or which in any way has restricted its freedom to carry on the whole or any part of the Business or to use or exploit any of the assets in any part of the world in such manner as it thought fit;

          (iii)compliance with the terms of this Agreement does not and will not conflict with, result in the breach of or constitute, or fall within any of the terms, conditions or provisions of any agreement or instrument to which the Vendor is now a party.

7.   MATERIAL CONTRACTS

     The Vendor is not in relation to the Business and/or the Assets a party to or subject to any legally binding agreement, transaction, obligation, commitment, arrangement or liability which is material in terms of the trading or financial position of the Business which:-

     (a) is incapable of complete performance in accordance with its terms within six (6) months after the date on which it was entered into or undertaken; or

     (b) is known by the Vendor to have been likely to result in a loss to the Vendor on completion of performance if the Vendor had not sold the Business pursuant to this Agreement; or

     (c) subject to force majeure, could not readily be fulfilled or performed by the Vendor on time and without undue or unusual expenditure or money and effort if the Business was not sold; or

     (d) is a contract under which payment has already been received by the Vendor but which requires the performance of services by the Purchaser after the Completion Date; or

     (e)  involves   or  is  likely  to   involve   obligations,   restrictions,
          expenditure or receipts of an unusually onerous or exceptional nature and not in the ordinary course of the Business; or

     (f) other than normal leasing agreements in respect of the motor vehicles and office equipment, is a lease, loan agreement, debenture, guarantee or indemnity or a letter of credit or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment; or

     (g) involves or is likely to involve the supply of services by the Vendor the aggregate value of which will represent in excess of 10% of the turnover for the last accounting period of the Vendor; or

     (h) will require the Purchaser to pay any commission finder's fees royalty or similar payment; or

     (i) in any way restrict the Vendor's freedom to carry on the whole or any part of the Business in Malaysia or elsewhere in such manner as it thinks fit.

8.   ASSETS

8.1  Ownership

     (a) Except for current assets subsequently acquired, sold or realised in the normal course of business, the Vendor owned absolutely, at the Accounting Date, and still owns absolutely all the Assets.

     (b) The Vendor has not disposed of or agreed to dispose of or granted or agreed to grant any security or Encumbrance in respect of any of the Assets.

8.2  Location

     Each Asset is located at the premises of the Vendor (other than any vehicle in the course of being used for the purposes of the Business, details of which are disclosed by the Vendor in writing to the Purchaser).

8.3  No Impairment

     No notice has been served on the vendor in respect of any of the Assets which might materially impair, prevent or otherwise interfere with the use of or proprietary rights in the Asset or give to any right to terminate any Contract.

8.4  Quality

     To the best knowledge and belief of the Vendor, all Assets:-

     (a)  are, or at the time of sale were, of good and merchantable quality;

     (b) are, or at the time of sale were, fit for the purpose for which they are or were (as the case may be) intended to be used; and

     (c) conform, or at the time of sale conformed, with all relevant description, specifications and standards.

8.5  Assets Sufficient for the Business

     (a) The Assets comprise of all assets now used in the Business and which are necessary for the continuation of the Business now carried on.

     (b)  The Stocks are sufficient for the normal requirements of the Business.

     (c) The work in progress included in the Stock is at its normal level having regard to current orders included in the Equipment Sales and Software Licence Agreements and to orders reasonably anticipated from customers of the Business.

     (d) The Stocks of all materials, packaging materials and finished goods included in the Stocks are not excessive and are adequate in relation to the current trading requirements of the Business.

8.6  Fixed Assets

     The details of the fixed assets as disclosed in this Agreement and as disclosed in writing to the Purchaser are complete and accurate.

8.7  Stocks

     (a) The Stocks are of satisfactory quality and saleable at normal selling prices.

     (b) None of the Stocks is obsolete, unusable, unmarketable or inappropriate or of limited nature in relation to the Business and none of the Equipment Sales and Software Licence Agreement is likely to result in this being untrue.

8.8  Stamping of Documents

     All documents which in any way affect the right, title or interest of the Vendor in or to any of the Assets and which attract stamp duty have been duly stamped within the requisite period for stamping in accordance with the Stamp Act 1949.

9.   THE CONTRACTS

9.1  Disclosure of Contracts

     The Equipment Sales and Software Licence Agreements and Computer Service Agreements and the Office Lease constitute all the contracts and other engagements referable to the Business to which the Vendor is now a party, apart from the contracts of employment with its employees.

9.2  Nature of Contracts

     None of the Contracts is:-

     (a)  of an unusual, abnormal or onerous nature;

     (b)  for fixed term of more than six (6) months;

     (c) is of a long term nature (i.e. incapable of performance in accordance with its terms within six (6) months after the date which it was entered into or undertaken);

     (d) will be incapable of termination in accordance with its terms by the Purchaser on 60 days' notice or less;

     (e) is of a loss making nature (i.e. known by the Vendor to have been likely to result in a loss to the Vendor on completion or performance if the Vendor had not sold the Business);

     (f) will not be capable of being readily fulfilled or performed by the Purchaser on time without undue or unusual expenditure or money or personnel;

     (g) will not involve payment by the Purchaser by reference to fluctuations in the index of retail prices;

     (h) was entered into in any way otherwise than in the normal course of Business.

9.3 The Vendor is not nor (to the best of its knowledge and belief) will it with the lapse of time become:-

     (a) in default under any of the Equipment Sales and Software Licence Agreement or Computer Service Agreements or in respect of any other obligations or restrictions upon it in relation to the Business nor has it waived any rights or privileges under any of them;

     (b) in default under any provision existing by reason of membership of any association or body relating to the Business;

     (c) liable in respect of any representation or warranty (whether express or implied) or matter giving rise to a duty of care on the part of the Vendor relating to the Business.

9.4 No threat or claim under the Equipment Sales and Software Licence Agreements and/or the Computer Service Agreements and/or the Assets has been made and is outstanding against the Vendor and there is nothing whereby any of the Equipment Sales and Software Licence Agreements and/or Computer Service Agreements may be terminated or rescinded by any other party or the Business and/or the Assets prejudiced as a result of anything done or omitted or permitted to be done by the Vendor.

9.5 Neither the Vendor nor any other party to any agreement with the Vendor is in default under such agreement being a default which would be material in the context of the financial or trading position of the Business or in the context of its Assets not (as far as the Vendor is aware) are there any circumstances likely to give rise to such a default.

9.6 Subject to the provision in the account books and ledgers, the Vendor has not manufactured or sold any products which were or are or will in any material respect faulty or defective or which did not or do not comply in any material respect with any warranties or representations expressly or impliedly made by the Vendor or with all applicable laws regulations standards and requirements.

10.  EMPLOYEES

10.1 Disclosure

     To the best knowledge and belief of the Vendor, the Vendor has records disclosing in substance :

     (a)  the position and age of each Employee;

     (b) all remuneration and other benefits paid to or conferred on each Employee;

     (c) the period of service of each Employee and their accrued long service leave, annual leave, sick entitlements;

     (d) each written contract of service or consultancy relating to the Business to which the Vendor is a party; and

     (e) each oral contract of service or consultancy between the Vendor and any person in relation to the Business.

10.2 Unions

     The Vendor is not a party to any agreement with any union or industrial organisation in respect of the Employees and their employment.

10.3 Compliance With Law

     To the best knowledge and belief of the Vendor, the Vendor has, in relation to each Employee, complied in all material respects with all legislation (including without limitation the Workers Compensation Act 1952, the Employees Provident fund Act 1991, the Employees Social Security Act 1969, the Occupational Safety and Health Act 1994 and the Factories and Machinery Act 1967) collective agreements orders, awards and codes of conduct and practice relevant to conditions of service and to the relations between it and its employees and any trade union save for possible excessive noise levels.

10.4 Industrial Disputes

     To the best knowledge and belief of the Vendor, the Vendor is not in relation to the Business involved in and there are no present circumstances which are likely to give rise to any industrial or trade dispute or any dispute or any dispute or negotiations regarding a claim of material importance with any trade union or association of trade unions or organisation or body of employees.

10.5 Disciplinary Measures

     To the best knowledge and belief of the Vendor, there have been no disciplinary measures involving dishonesty (including warnings) taken in relation to any Employees in the period of 6 months before the date of this Agreement.

10.6 Termination Of Employment

     To the best knowledge and belief of the Vendor, no Employee :

     (a)  has given unexpired notice terminating his contract of employment; or

     (b)  is under notice of dismissal.

10.7 Amounts Due

     To the best knowledge and belief of the Vendor, no amount due to or in respect of any Employee is in arrears and unpaid other than current salary for the relevant period at the date of this Agreement.

10.8 Liability To Public Authority

     To the best knowledge and belief of the Vendor, the Vendor has no outstanding liability to pay to any Public Authority any contribution, Taxes or other impost arising in connection with the employment or engagement of personnel by the Vendor in relation to the Business.

10.9 Occupational Health And Safety

     To the best knowledge and belief of the Vendor, the Vendor has not breached any legislation or Approval relating to the health or safety of the Employees.

11.  COMPLIANCE WITH LEGISLATION AND ABSENCE OF DISPUTES

11.1 No contravention of legislation

     To the best of its knowledge and belief after due enquiry, the Vendor has not, nor has any of its officers, agents or employees, committed or omitted to do any act or thing the commission or omission of which is in contravention of any legislation.

11.2 Disputes

     Neither the Vendor or any person for whom it may be vicariously liable, is or has been in the period from the execution of this Agreement until the Completion Date, engaged in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge as plaintiff, defendant, third party or in any other capacity in respect of the Business. There are no such matters pending or threatened in respect of which verbal or written communication has been given or received by or against the Vendor. There are no facts or disputes which may give rise to any such matters.

13.  RECORDS AND CORPORATE MATTERS

13.1 Accounts and records

     To the best knowledge and belief of the Vendor, all accounts, books, ledgers and financial and all other records of the Vendor relating to the Business :

     (a) have been fully and properly maintained and contain complete and accurate records of all matters required to be entered in them by any relevant legislation;

     (b)  do not contain or reflect any material inaccuracies or discrepancies;

     (c) give a true and fair view of the trading transactions, state of affairs, financial and contractual position and assets and liabilities of the Vendor in respect of the Business;

     (d) have been prepared in accordance with applicable accounting standards in Malaysia;

     (e)  are in the possession and unqualified control of the Vendor; and

     (f) for employee records, contain adequate and suitable records regarding the service of each of its employees and payments, contributions and deductions pursuant to the Employees Provident Fund Act 1991, the Employee Social Security Act 1969, the Workmen's Compensation Act 1992 and the Income Tax 1967.

13.2 No Material Changes

     The accounts, books and ledgers of the Vendor truly and fairly disclose all the Assets and Agreed Liabilities of the Business as the Accounting Date and there have been no material changes and no material deterioration in the financial position of the Vendor since the Accounting Date other than as disclosed to the Purchaser in writing and no extraordinary items have occurred during the periods between the Accounting Date and the Completion Date.

14.  POWERS OF ATTORNEY

14.1 Powers of Attorney

     There is no power of attorney or other authority in force by which a person is able to bind the Vendor in relation to the Assets or the Business other than normal authorities under which officers or employees of the Vendor may conduct the Business in the ordinary course.

14.2 Offers

     No outstanding offer, tender, quotation or the like given or made by the Vendor relating to the Assets or the Business is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business and on terms calculated to yield a gross profit margin consistent with that usually obtained by the Vendor.

15.  CONSEQUENCES OF ACQUISITION OF THE BUSINESS BY THE PURCHASER

     The acquisition of the Business and/or the Assets by the Purchaser or compliance with the terms of this Agreement will not:

15.1 (so far as the Vendor is aware without having made enquiry of such following persons) cause any person who normally does business with the Vendor not to continue to do so on the same basis as previously;

15.2 relieve any person of any contractual obligation to the Business or the Vendor in respect of the Business or enable any person to determine any such obligation enjoyed by the Business;

15.3 give rise to or cause to become exercisable any right of pre-emption relating to the Business or any of the Assets;

15.4 result in a breach of or constitute a default under:-

     (a)  the terms, conditions or provisions of any agreement or instrument; or

     (b) any order, judgement or decree of any court or governmental agency to which the Vendor is a party of by which the Vendor is bound in relation to the Business,

         and to the best of the knowledge and belief of the Vendor (without having made enquiry of the customers) the relationship of the Business with clients, customers and employees will not be adversely affected by the execution, completion and/or implementation of this Agreement;

15.5 will not require the authorization, consent, approval or licence of any third party.

16.  PROPERTIES

16.1 Additional Leasehold Matters

     (a) the Vendor has paid all rents due and observed and performed the covenants on the part of the tenant;

     (b) all consents and approvals required from the landlord and any superior landlord under the Office Lease have been obtained and the covenants on the part of the tenancy contained in the consents and approvals have been duly performed and observed.

     (c) there are no rent reviews under the Office Lease or any superior lease.

     (d) there is no outstanding and unobserved or unperformed obligations necessary to comply with any notice or other requirements given by the landlord or any superior landlord under the Office Lease or any superior lease.

     (e)  there is no  obligation  to reinstate  the Office Lease by removing or
          dismantling   any  alteration  made  to  it  by  the  Vendor  and  any
          predecessor to the Vendor.

19.  MATERIAL INFORMATION

19.1 To the best of the Vendor's knowledge, information and belief, there is:

     (a) no fact or matter material to the value of the Assets or materially affecting the aggregate value of the Assets; and

     (b)  no fact or matter materially affecting the Business.

          which has not been disclosed to the Purchaser and the disclosure of which might reasonably be expected materially to affect the willingness of the Purchaser to acquire the Assets at the Consideration or the terms upon which the acquisition is made (on the assumption that the Purchaser will use such Assets for the purpose of carrying on the Business) and for the purposes of Clause 19.1, the aggregate of any claims under this warranty which total less than the equivalent of USD10,000.00 shall not be considered material.

19.2 The information contained in the recitals and the schedules to this Agreement, any information disclosed by the Vendor to the Purchaser in writing and all other information in writing given by the Vendor or the Vendor's Solicitors in the responses to the questionnaire submitted by the Purchaser's Solicitors (including the annotations by the Vendor on such questionnaire) and the responses by the Vendor's Solicitors to the Purchaser's Solicitors enquiries were, when given, and will at the Completion Date remain true, complete and accurate in all material respects and to the best of its knowledge and belief the Vendor is not aware of any fact or matter not in the public domain in relation to the Business which renders any such information untrue, incomplete, inaccurate or misleading.

20.  GUARANTEES AND WARRANTIES

The Vendor has not given any guarantee, indemnity or warranty or made any representation in respect of any products or services sold or supplied by it or in respect of any other aspect of the Business save for any guarantee, indemnity or warranty implied by law and (save as aforesaid) has not accepted any liability or obligation to service repair maintain take back or otherwise do or not do anything in respect of any products or services that would apply after such products or service have been delivered or supplied by it in connection with the Business.


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

                                   SCHEDULE 5

                                   SCHEDULE 6

                                   SCHEDULE 7